As filed with the Securities and Exchange Commission on August 31, 2018

Registration Nos. ______________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

FNB FINANCIAL SERVICES, LP

(Exact name of Registrant as specified in its certificate of limited partnership)

Delaware	34-2027567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

103 FOULK ROAD, SUITE 202

WILMINGTON, DELAWARE 19803

(302) 691-6337

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ENTITY SERVICES GROUP, LLC #9272016

103 FOULK ROAD, SUITE 200

WILMINGTON, DELAWARE 19803

(302) 654-7584

(Name, address including zip code, and telephone number, including area code, of agent for service)

F.N.B. CORPORATION

(Exact name of Registrant as specified in its charter)

Pennsylvania	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 FEDERAL STREET

ONE NORTH SHORE CENTER

PITTSBURGH, PENNSYLVANIA 15212

(800) 555-5455

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

VINCENT J. DELIE, JR.

President and Chief Executive Officer

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

GARY R. WALKER, ESQ.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

(412) 288-3131

Approximate date of commencement of proposed sale to the public: From time to time following the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
Subordinated Term Notes of F.N.B. Corporation	$13,000,000	100%	$13,000,000	(1)
Nonnegotiable Subordinated Notes, Series 2015 of FNB Financial Services, LP	$180,000,000	100%	$180,000,000	(2)
Nonnegotiable Subordinated Term Notes, Series 2018 of FNB Financial Services, LP	—	—	—	—
Nonnegotiable Subordinated Daily Notes, Series 2018 of FNB Financial Services, LP	—	—	—	—
Nonnegotiable Subordinated Special Daily Notes, Series 2018 of FNB Financial Services, LP	—	—	—	—
Subtotal for Nonnegotiable Subordinated Notes, Series 2018 of FNB Financial Services, LP	$307,000,000	100%	$307,000,000	—
Totals for Subordinated Notes(4)	$500,000,000	100%	$500,000,000	(3)

(1)

Represents (a) $13,000,000 of Term Notes of F.N.B. Corporation (“FNB”), which were previously registered on Form S-3, File Nos. 333-207190 and 333-207190-01 (the “Existing Form S-3”), and which are expected to continue to be offered to existing holders of FNB Term Notes upon renewal of their existing FNB Term Notes pursuant to this Registration Statement; and (b) $1,510.06 of the $58,100 filing fee previously paid with respect to such prior registration statement which is carrying over to this Registration Statement and which is not required to be paid herewith.

(2)

Represents (a) $180,000,000 of Nonnegotiable Subordinated Notes of FNB Financial Services, LP, which were previously registered on the Existing Form S-3 and which convert to Series 2018 Notes to be offered pursuant to this Registration Statement; and (b) $20,916 of the $58,100 filing fee previously paid with respect to such prior registration statement which is carrying over to this Registration Statement and which is not required to be paid herewith.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(p) and (o) under the Securities Act. Under Rule 457(p), $22,426.06 or 38.6% of the $58,100 filing fee previously paid for the Existing Form S-3 is offset against the currently due total $62,250 filing fee associated with this Registration Statement.

(4)	This Registration Statement is also registering, pursuant to the Note to General Instruction I.C. of Form S-3, the full and unconditional guarantee of the Subordinated Notes by FNB.

EXPLANATORY NOTE

This Registration Statement is to renew the shelf registration for the offering and sale of the Subordinated Notes described in the Prospectus. This Registration Statement does not increase the aggregate principal amount of Subordinated Notes registered for an ongoing public offering. The proceeds of the Subordinated Notes historically have been used primarily to fund the lending and purchasing activities of FNB’s consumer finance affiliate, Regency Finance Company (which, as described in the Prospectus, has been sold by FNB), and for FNB’s general corporate purposes. Similar Subordinated Notes have been publicly offered since 1994, and at June 30, 2018, there were a total of $221,885,812 aggregate principal amount of Subordinated Notes outstanding.

FNB FINANCIAL SERVICES, LP

$500,000,000 of Series 2018 Notes

Series 2018 Term Notes		Series 2018 Daily Notes		Series 2018 Special Daily Notes
Available Terms:	3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 27, 30, 36, 48, 60, 84 and 120 months	Term:	The daily notes have no set term, and are payable upon demand.	Term:	The special daily notes have no set term, and are payable on demand.

Minimum Purchase:	$500	Minimum Purchase:	$50	Minimum Purchase:	We may establish minimum purchase requirements from time to time – see the prospectus supplement.

Interest:	We will establish the interest rate applicable for the term when you purchase the term note – see the prospectus supplement for current rates. You will have different interest payment options on your term note.	Interest:	The initial interest rate will be set when you purchase the daily note, and will be subject to adjustment on a daily basis – see the prospectus supplement for current rates. Interest is accrued daily, compounded quarterly and is paid when you redeem the daily note.	Interest:	The initial interest rate will be set when you purchase the special daily note, and will be subject to adjustment on a daily basis – see the prospectus supplement for current rates. Interest is accrued daily, compounded quarterly and is paid when you redeem the special daily note.

Automatic Renewal and Redemption:	At maturity, your term note will automatically renew for an identical term at the then-applicable interest rate. Before the maturity of a term note, we will send you a renewal notice/redemption election and any applicable prospectus supplement, and you may timely elect to redeem the note at maturity, without penalty, by returning the redemption election to the offices of FNB Financial Services, LP set forth in this prospectus. You can redeem your term note at any other time, but you will incur an interest penalty. We can redeem your term not in whole or in part on 30 days notice.	Redemption:	You can redeem all or any portion of your daily note at any time without penalty. We can redeem your daily note in whole or in part on 30 days notice.	Redemption:	You can redeem all or any portion of your special daily note at any time without penalty. We can redeem your special daily note in whole or in part on 30 days notice.

The notes are offered and sold by officers and employees of FNB Financial Services, LP or its affiliates. We will not pay any commissions in connection with sales of the notes, and we will therefore receive the full proceeds from sales. The notes will not be listed on any securities exchange or other trading market.

The notes offered hereby are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will provide current interest rates in a prospectus supplement. The notes are fully and unconditionally guaranteed by FNB, but are not secured by any collateral, and are subordinate to all of our existing and future senior debt. Before investing in the notes, you should carefully consider the Risk Factors described in this prospectus.

The date of this prospectus is August 31, 2018.

You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement, which describes the interest rates applicable to the notes. We have not authorized anyone to provide you with any other information and you should not rely on any other information in making your investment decision.

You should not assume that the information in this prospectus is accurate as of any date other than the date hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus. You should read the relevant documents filed or to be filed with the SEC because they contain important information. You may obtain these documents free of charge from the SEC’s website, www.sec.gov. You may also request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address and toll-free telephone number: Shareholder Relations, 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212; (800) 555-5455, ext. 4944.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

- i -

PROSPECTUS SUMMARY

The following summary identifies key aspects of the offering of Series 2018 Notes by FNB Financial Services, LP. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in notes of FNB Financial Services, LP. Whenever we refer herein to “us,” “we,” or “our,” we are referring to FNB Financial Services, LP and/or F.N.B. Corporation and its subsidiaries, as the context may require.

The following is a brief summary of terms of the note offering. For a more complete description of the offering of notes, see “Description of the Notes,” “Use of Proceeds” and “Plan of Distribution.”

FNB Financial Services, LP and FNB	FNB Financial Services, LP is an indirect wholly-owned finance subsidiary of F.N.B. Corporation (“FNB”) formed to issue, administer and repay the notes, and has no independent assets or operations of its own. FNB is a diversified financial services holding company which operates through wholly-owned subsidiaries, including a community bank, a trust company, a registered investment advisor, an insurance agency, and a reinsurer.

Securities Offered	FNB Financial Services, LP is offering Five Hundred Million Dollars ($500,000,000) aggregate principal amount of its Series 2018 Nonnegotiable Subordinated Term Notes (referred to throughout this prospectus as the “new term notes”), Series 2018 Nonnegotiable Subordinated Daily Notes (referred to throughout this prospectus as the “new daily notes”) and Series 2018 Nonnegotiable Subordinated Special Daily Notes (referred to throughout this prospectus as the “new special daily notes,” and together with the new term notes and the new daily notes, the “new notes”). FNB Financial Services, LP is no longer offering its Series 2015 Nonnegotiable Subordinated Notes (the “Series 2015 notes”, and together with the new notes, collectively referred to throughout this prospectus as the “Partnership notes”). The new notes are fully and unconditionally guaranteed by FNB, and issued under and pursuant to the Indenture dated as of August 16, 2005, as amended by the Supplemental Indenture dated as of August 30, 2016 (referred to throughout this prospectus as the “2005 Indenture”), by and among FNB Financial Services, LP, as Issuer, FNB, as Guarantor, and The Bank of New York Mellon Trust Company, N.A. (as successor-in-interest to J.P. Morgan Trust Company, National Association), as Trustee.

Prior Exchange Offer	From August 19, 2005 until June 30, 2006, FNB Financial Services, LP offered to exchange its Series 2005 subordinated notes for currently outstanding, corresponding subordinated notes of FNB (referred to throughout this prospectus as the “FNB notes”, and together with the Partnership notes, the “notes”). Approximately 83% of the holders of FNB notes exchanged their FNB notes for corresponding Series 2005 notes in the exchange offer. As of the date of this prospectus, approximately 96% of the holders of FNB notes have redeemed their FNB notes or exchanged their FNB notes for notes issued by FNB Financial Services, LP. FNB is no longer offering FNB notes, and holders of outstanding FNB daily notes are not permitted to add to the outstanding principal balance of such notes. FNB reserves the right to redeem outstanding FNB notes which are not exchanged for corresponding Partnership notes.

Interest on the Notes	Current interest rates will be provided in a prospectus supplement. Because the interest rates on daily notes may change on a daily basis, holders of daily notes are encouraged to obtain current rates by calling or visiting the offices of FNB Financial Services, LP, located in Greenville and Hermitage, Pennsylvania.

Interest rates on the notes are established periodically by a committee of individuals based upon rates prevailing at the time on competitive investment products, expenses of the subordinated note program and other factors.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	FNB’s ratio of earnings to fixed charges and preferred stock dividends for each of its last five fiscal years and the six months ended June 30, 2018 and 2017 are as follows:

	June 30, 2018	June 30, 2017	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013
Excluding interest on deposits	4.80x	4.55x	4.96x	6.24x	7.35x	7.51x	9.84x
Including interest on deposits	2.86x	2.98x	3.16x	3.73x	4.33x	4.27x	4.40x

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF FNB

The following selected consolidated financial information for the fiscal years ended December 31, 2013 through December 31, 2017 is derived from audited consolidated financial statements of FNB. The consolidated financial information as of and for the six months ended June 30, 2018 and 2017 is derived from unaudited consolidated financial statements and, in the opinion of FNB’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2018. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with FNB’s consolidated financial statements and related notes thereto included in FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in FNB’s Quarterly Report on Form 10-Q for the six months ended June 30, 2018, which are incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Six Months Ended June 30,						Year Ended December 31,
	2018		2017(1)		2017(1)	2016(2)	2015(3)	2014(4)	2013(5)
	(dollars in thousands, except per share data)
Summary of Earnings:
Total interest income	$567,044		$445,727		$980,326	$678,963	$546,795	$508,983	$440,386
Total interest expense	101,584		54,560		133,892	67,451	48,573	42,686	44,344
Net interest income	465,460		391,167		846,434	611,512	498,222	466,297	396,042
Provision for credit losses	30,049		27,606		61,073	55,752	40,441	38,648	31,090
Total non-interest income	132,392		121,194		252,449	201,761	162,410	158,274	135,778
Total non-interest expense	354,096		351,269		681,541	511,133	390,549	379,253	338,170
Net income	171,968		97,385		199,204	170,891	159,649	144,050	117,804
Net income available to common stockholders	167,948		93,365		191,163	162,850	151,608	135,698	117,804

Per Common Share:
Basic earnings	$0.52		$0.33		$0.63	$0.79	$0.87	$0.81	$0.81
Diluted earnings	0.52		0.33		0.63	0.78	0.86	0.80	0.80
Cash dividends paid	0.24		0.24		0.48	0.48	0.48	0.48	0.48
Book value	13.47		13.26		13.30	11.68	11.34	11.00	10.49

Statement of Condition (at period-end):
Total assets	$32,257,563		$30,753,726		$31,417,635	$21,844,817	$17,557,662	$16,127,090	$13,563,405
Net loans and leases	21,483,008		20,367,599		20,823,386	14,738,884	12,048,428	11,121,112	9,395,310
Deposits	22,539,787		21,051,707		22,399,725	16,065,647	12,623,463	11,382,208	10,198,232
Short-term borrowings	4,334,146		4,425,967		3,678,337	2,503,010	2,048,896	2,041,658	1,241,239
Long-term borrowings	628,938		656,883		668,173	539,494	641,480	541,443	219,133
Total stockholders’ equity	4,473,242		4,392,438		4,409,194	2,571,617	2,096,182	2,021,456	1,774,383

Significant Ratios:
Return on average assets	1.09	%(6)	0.72	%(6)	0.68%	0.83%	0.96%	0.96%	0.93%
Return on average tangible assets (non-GAAP)(7)	1.22	%(6)	0.82	%(6)	0.78%	0.91%	1.05%	1.07%	1.04%
Return on average equity	7.80	%(6)	5.31	%(6)	4.89%	6.84%	7.70%	7.50%	7.78%
Return on average tangible common equity (non-GAAP) (7)	17.57	%(6)	11.51	%(6)	10.90%	12.76%	14.33%	14.74%	16.52%
Net interest margin (FTE) (non-GAAP) (8)	3.45	%(6)	3.39	%(6)	3.43%	3.38%	3.42%	3.59%	3.65%
Dividend payout ratio	46.61%		69.15%		74.61%	62.43%	55.74%	59.85%	60.48%

Capital Ratios:
Average equity to average assets	14.02%		13.59%		13.98%	12.09%	12.48%	12.84%	11.98%
Leverage ratio	7.64%		7.64%		7.58%	7.70%	8.14%	8.43%	8.81%

Asset Quality Ratios:
Non-performing loans / total loans and leases	0.43%		0.56%		0.47%	0.58%	0.59%	0.61%	0.81%
Non-performing loans + OREO / total loans and leases + OREO	0.61%		0.78%		0.66%	0.79%	0.91%	0.97%	1.24%
Non-performing assets / total assets	0.41%		0.52%		0.44%	0.54%	0.63%	0.68%	0.88%
Allowance for credit losses / total loans and leases	0.82%		0.81%		0.84%	1.06%	1.16%	1.12%	1.17%
Allowance for credit losses / non-performing loans	188.82%		144.35%		178.75%	183.99%	197.44%	183.69%	143.03%
Net loan charge-offs / average loans and leases	0.33	%(6)	0.31	%(6)	0.22%	0.28%	0.21%	0.23%	0.28%

(1)	On March 11, 2017, FNB completed its acquisition of Yadkin Financial Corporation.
(2)

On April 22, 2016 and February 13, 2016, FNB completed its purchase of 17 branch-banking locations and related consumer loans from Fifth Third Bank and completed the acquisition of Metro Bancorp, Inc., respectively.

(3)

On September 18, 2015, FNB completed its purchase of five branch-banking locations in southeastern Pennsylvania from Bank of America. On June 22 and July 18, 2015, FNB, through its wholly-owned subsidiary, First National Insurance Agency, LLC, acquired certain insurance-related assets from Pittsburgh-area insurance companies.

(4)	On February 15, 2014 and September 19, 2014, FNB completed the acquisitions of BCSB Bancorp, Inc. and OBA Financial Services, Inc., respectively.
(5)	On April 6, 2013 and October 12, 2013, FNB completed the acquisitions of Annapolis Bancorp, Inc. and PVF Capital Corp., respectively.
(6)	Six month information annualized.
(7)	See non-GAAP financial measures section which follows for additional information relating to the calculation of this item.
(8)

The net interest margin (a non-GAAP measure) is presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21% in 2018 and 35% in 2017.

Use of Non-GAAP Financial Measures and Key Performance Indicators

To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as return on average tangible assets, return on average tangible common equity, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. In the event of such a disclosure or release of non-GAAP financial measures, SEC Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP, as set forth in the tables below.

To provide more meaningful comparisons of net interest margin, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable equivalent amounts for the 2018 period were calculated using a federal income tax rate of 21% provided under the 2017 Tax Cuts and Jobs Act (effective January 1, 2018). Amounts for the 2017 periods were calculated using the previously applicable statutory federal income tax rate of 35%.

	Six Months Ended June 30,				Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Return on average tangible common equity
Net income available to common stockholders (annualized)	$338,679	$188,277	$191,163	$162,850	$151,608	$135,698	$117,804
Amortization of intangibles, net of tax (annualized)	12,791	10,369	11,386	7,287	5,398	6,316	5,465

Tangible net income available to common stockholders (annualized)	351,470	198,646	202,549	170,137	157,006	142,014	123,269

Average total stockholders’ equity	4,445,976	3,700,953	4,073,700	2,499,976	2,072,170	1,920,440	1,514,471
Less: Average preferred stockholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)	(17,928)
Less: Average intangible assets(1)	(2,338,509)	(1,867,911)	(2,108,102)	(1,059,856)	(869,347)	(849,933)	(750,374)

Average tangible common equity	2,000,585	1,726,160	1,858,716	1,333,238	1,095,941	963,625	746,169

Return on average tangible common equity (non-GAAP)	17.57%	11.51%	10.90%	12.76%	14.33%	14.74%	16.52%

Return on average tangible assets
Net income (annualized)	$346,786	$196,384	$199,204	$170,891	$159,649	$144,050	$117,804
Amortization of intangibles, net of tax (annualized)	12,791	10,369	11,386	7,287	5,398	6,316	5,465

Tangible net income (annualized)	359,577	206,753	210,590	178,178	165,047	150,366	123,269

Average total assets	31,722,381	27,230,782	29,131,109	20,677,717	16,606,147	14,962,140	12,640,685
Less: Average intangible assets(1)	(2,338,509)	(1,867,911)	(2,108,102)	(1,059,856)	(869,347)	(849,933)	(750,374)

Average tangible assets	29,383,872	25,362,871	27,023,007	19,617,861	15,736,800	14,112,207	11,890,311

Return on average tangible assets (non-GAAP)	1.22%	0.82%	0.78%	0.91%	1.05%	1.07%	1.04%

(1)	Excludes loan servicing rights.

QUESTIONS AND ANSWERS ABOUT THE NOTES

What is FNB Financial Services, LP?

FNB Financial Services, LP is a wholly-owned indirect finance subsidiary of FNB, formed to issue, administer and repay the new notes, and to perform all other necessary or appropriate actions attendant to the issuance, administration or repayment of the new notes. The address of FNB Financial Services, LP, is Suite 202, 103 Foulk Road, Wilmington, Delaware 19803, and its telephone number is (302) 691-6337.

Separate financial statements of FNB Financial Services, LP are not required by applicable accounting requirements to be included in this prospectus because FNB Financial Services, LP is a wholly-owned limited purpose finance subsidiary of FNB, and FNB has fully and unconditionally guaranteed the new notes. There are no material restrictions on FNB Financial Services, LP’s ability to distribute dividends to FNB, or prohibiting loans or advances to FNB by FNB Financial Services, LP.

What is F.N.B. Corporation?

FNB, headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in eight states. Through First National Bank Pennsylvania (“FNBPA”), we have over 150 years of serving the financial and banking needs of our customers. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh-Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. FNB provides a full range of commercial banking, consumer banking, and wealth management solutions through its subsidiary network which is led by FNB’s largest affiliate, FNBPA. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. Consumer banking provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Wealth management services include fiduciary and brokerage services, asset management, private banking and insurance. As of June 30, 2018, FNB also operated Regency Finance Company (“Regency”), which had 77 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of that date. As previously disclosed, on June 7, 2018, FNB entered into an agreement to sell 100% of the issued and outstanding capital stock of Regency to Mariner Finance, LLC. This transaction is expected to close on or about August 31, 2018.

FNB’s common stock and depositary shares representing a 1/40th interest in a share of FNB’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, are traded on the New York Stock Exchange under the symbols “FNB” and “FNBPrE,” respectively. The address of FNB’s corporate headquarters is 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212. The telephone number at FNB’s corporate headquarters is (800) 555-5455.

What are the new notes?

The new notes we are offering are unsecured subordinated debt obligations fully and unconditionally guaranteed by FNB and issued by FNB Financial Services, LP. Please call FNB Financial Services, LP at (724) 983-3453 with any questions about the notes.

What are the FNB notes?

The FNB notes were offered by FNB until the Series 2006 notes began to be offered by FNB Financial Services, LP. FNB is no longer offering the FNB notes, and reserves the right to redeem, in accordance with their terms, any FNB notes. Holders of FNB daily notes are no longer permitted to add to the outstanding principal balance of such notes, but may purchase new daily notes in lieu thereof. Holders of FNB notes may either redeem their FNB notes at the FNB Financial Services, LP offices in Greenville and Hermitage, Pennsylvania, or allow their FNB notes to renew upon maturity at the then-applicable interest rates.

Are the notes insured or guaranteed?

The notes are not bank deposits and are not insured or guaranteed by the FDIC or any other government agency. The notes also are not secured by any of our assets or any other collateral. The new notes are fully and unconditionally guaranteed by FNB, a holding company whose primary assets are the shares of its subsidiaries and the dividends those subsidiaries pay.

What are the maturities of the notes?

The new term notes are available in maturities of 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 27, 30, 36, 48, 60, 84, and 120 months. Each term note will automatically renew at maturity for an identical term at the then applicable interest rate, unless you elect to have it redeemed or we redeem it. The daily notes and special daily notes have no set maturity, and are payable on demand.

What are the interest rates on the notes?

We will determine the interest rates payable on the notes, and the rates will vary from time to time. The interest rate on the daily notes and the special daily notes may be adjusted daily. Each term note will have a fixed interest rate for the term of the note. The interest rates in effect at any given time are described in the prospectus supplement that accompanies this prospectus.

How do I receive the interest payments on my investment?

Interest on the daily notes and the special daily notes is accrued daily, compounded quarterly, and paid upon redemption. For term notes, interest accrues daily and may be paid monthly or quarterly, or compounded quarterly.

How and where can I redeem the notes?

You can redeem the notes in person or by mail at the offices of FNB Financial Services, LP located in Greenville and Hermitage, Pennsylvania, which offices are participating in the note program. Please call (724) 983-3453 for information regarding these office locations. You can redeem a daily note or a special daily note without penalty. You will forfeit a portion of the interest if you redeem a term note prior to maturity.

How will the proceeds from the sale of the new notes be used?

We intend to use the proceeds from the sale of new notes for general corporate purposes, including advances to FNB and its subsidiaries to finance their activities and funding mergers and acquisitions. We will receive no proceeds from the renewal of outstanding notes.

RISK FACTORS

You should carefully consider the risks and uncertainties described below before making an investment decision.

The notes are not secured or insured.

The notes are not secured by any of our assets or any other collateral. Also, the notes are not bank deposits and are not insured or guaranteed by the FDIC or any other governmental agency. You are therefore increasing your risk of loss if you purchase notes with funds taken from an insured account held at a bank, savings and loan association or credit union. Also, our officers, directors and employees will not have any liability for any of our obligations under the notes.

FNB Financial Services, LP has no independent assets or operations from which to pay the Partnership notes.

FNB Financial Services, LP is a limited purpose finance subsidiary of FNB which has no independent assets or operations from which to generate cash flow to make principal and interest payments on the Partnership notes. FNB Financial Services, LP is dependent upon FNB to provide the funds necessary to service its payment obligations on these notes. The principal source of cash for FNB is dividends from its subsidiaries.

FNB’s status as a holding company makes it dependent on dividends from its subsidiaries to make payments on the notes.

FNB is a holding company and conducts almost all of its operations through its subsidiaries. FNB does not have any significant assets other than the stock of its subsidiaries. Accordingly, FNB depends on dividends from its subsidiaries to meet its obligations with respect to any existing or future indebtedness it may have, including payment of the principal and interest on the FNB notes and any payments it may be required to make as guarantor of the Partnership notes. FNB’s right, and thus the right of the holders of notes and FNB’s other creditors, to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries.

Under federal and state law, FNBPA is limited in the amount of dividends it may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNBPA from paying dividends if the bank regulators determine that the payment would be an unsafe and unsound banking practice. Holders of the notes have no rights to force subsidiaries to pay dividends so that we can meet our payment obligations under the notes. In the event of a default on the notes, the holders will be our general unsecured creditors.

Your right to receive payments on the notes is subordinate to all of our senior indebtedness.

According to the terms of the notes, the payment of the principal and interest on the notes is subordinate in right of payment to the prior payment when due of the principal and interest on all of our senior indebtedness. The notes contain no restriction on our ability to incur additional senior indebtedness.

Holders of senior indebtedness will be able to prevent payment on the notes:

•	in the event of our bankruptcy, liquidation or reorganization;

•	if there is a payment default under certain senior indebtedness; and

•	if there are certain non-payment defaults under certain senior indebtedness.

You will forfeit interest if you elect to have a term note redeemed prior to its maturity.

If you redeem a term note before its maturity date, you will forfeit three months of interest earned, or that could have been earned, if you are redeeming a term note with a maturity of 12 months or less; six months of interest earned, or that could have been earned, if you are redeeming a term note with a maturity of between 13 and 30 months; and 12 months of interest earned, or that could have been earned, if you are redeeming a term note with a maturity in excess of 30 months. We may also require you to give us 30 days prior written notice before you redeem a term note, although we would only anticipate requiring such notice if one or more holders desired to redeem a substantial amount of notes in a short period and we required time to arrange financing for the redemptions.

The interest rates on the daily notes and the special daily notes are subject to adjustment on a daily basis.

We may adjust on a daily basis the interest rate payable on all outstanding daily notes and special daily notes. A supplement to this prospectus contains the current interest rates payable on each of the notes.

Your ability to sell or transfer the notes will be limited.

There is no trading market for the notes and the notes are non-negotiable. You can transfer or assign the notes only at the offices of FNB Financial Services, LP which are participating in the note program. As of the date of this prospectus, two offices of FNB Financial Services, LP located in Greenville and Hermitage, Pennsylvania are participating in the note program. We will also effect transfers by mail for out-of-state holders and for transfers by operation of law.

In addition to the Risk Factors set forth above, you should also carefully consider the risk factors described in our Form 10-K annual report for the year ended December 31, 2017, which was filed with the SEC on February 28, 2018, as updated by the reports we subsequently file with the SEC under the Securities Exchange Act of 1934.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations relative to business and financial metrics, our outlook regarding revenues, expenses, earnings. liquidity, asset quality and statements regarding the impact of technology enhancements and customer and business process improvements.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risk, uncertainties and unforeseen events which may cause actual results to differ materially from future results expressed, projected or implied by these forward-looking statements. All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. Further, it is not possible to assess the effect of all risk factors on our business of the extent to which any one risk factor or compilation thereof may cause actual results to differ materially from these contained in any forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Such forward-looking statements may be expressed in a variety of ways, including the use of future and present tense language expressing expectations or predictions of future financial or business performance or conditions based on current performance and trends. Forward-looking statements are typically identified by words such as, “believe,” “plan,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “should,” “project,” “goal,” and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties. In addition to the factors previously disclosed in our reports filed with the SEC, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; changes or errors in the methodologies, models, assumptions and estimates we use to prepare our financial statements, make business decisions and manage risks; inflation; inability to effectively grow and expand our customer bases; potential difficulties encountered in expanding into a new and remote geographic market; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business and technology initiatives; competitive conditions;

the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with acquisitions and divestitures; inability to originate and re-sell mortgage loans in accordance with business plans; our inability to effectively manage our economic exposure and GAAP earnings exposure to interest rate volatility, including availability of appropriate derivative financial investments needed for interest rate risk management purposes; economic conditions; interruption in or breach of security of our information systems; integrity and functioning of products, information systems and services provided by third party external vendors; changes in tax rules and regulations or interpretations including, but not limited to the recently enacted Tax Cuts and Jobs Act or tariffs implemented by the U.S. President; changes in or anticipated impact of accounting policies, standards and interpretations; ability to maintain adequate liquidity to fund our operations; changes in asset valuations; the initiation of legal or regulatory proceedings against us and the outcome of any legal or regulatory proceeding including, but not limited to, actions by federal or state authorities and class action cases, new decisions that result in changes to previously settled law or regulation, and any unexpected court or regulatory rulings; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Consumer Financial Protection Bureau, the FDIC and legislative and regulatory actions and reforms.

The risks identified here are not inclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described in our Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q (including the risk factors and risk management discussion) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this prospectus.

FNB FINANCIAL SERVICES, LP AND FNB

FNB Financial Services, LP is a wholly-owned indirect finance subsidiary of FNB formed to issue, administer and repay the new notes, and to perform all other necessary or appropriate actions attendant to the issuance, administration or repayment of the new notes. The address of FNB Financial Services, LP is Suite 202, 103 Foulk Road, Wilmington, Delaware, 19803, and its telephone number is (302) 691-6337.

FNB Financial Services, LP is a limited purpose finance subsidiary formed on December 8, 2004. Its sole General Partner is FNB Consumer Services, Inc. (formerly known as Regency Consumer Financial Services Inc.), a Delaware corporation formed on November 9, 2004 as a wholly-owned subsidiary of FNB, and its sole limited partner is FNB Consumer Financial Services Inc., a Delaware corporation formed on November 9, 2004 as a wholly-owned subsidiary of FNB. None of these entities has any material assets or operations, and FNB Financial Services, LP, is dependent upon arrangements with FNB for the funds necessary to pay the principal and interest on the new notes and the expenses of the offer of new notes. Also, under the terms of the limited partnership agreement, the General Partner cannot be held responsible for principal or interest on the new notes.

Separate financial statements of FNB Financial Services, LP are not required by applicable accounting requirements to be included in this prospectus because FNB Financial Services, LP is an indirect wholly owned finance subsidiary of FNB, and FNB has fully and unconditionally guaranteed the new notes. There are no material restrictions on FNB Financial Services, LP’s ability to distribute dividends to FNB, or prohibiting loans or advances to FNB by FNB Financial Services, LP.

FNB, headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in eight states with total assets of $32.3 billion at June 30, 2018. Through FNBPA, FNB has over 150 years of serving the financial and banking needs of its customers. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh-Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. As of June 30, 2018, FNB had 404 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina. FNB provides a full range of commercial banking, consumer banking, and wealth management solutions through its subsidiary network which is led by FNB’s largest affiliate, FNBPA. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. Consumer banking provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Wealth management services include fiduciary and brokerage services, asset management, private banking and insurance. As of June 30, 2018, FNB also operated Regency, which had 77 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of that date. FNB is in the process of selling Regency, see “Sale of Consumer Finance Business,” below.

FNB’s common stock and depositary shares representing a 1/40th interest in a share of FNB’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, are traded on the New York Stock Exchange under the symbols “FNB” and “FNBPrE,” respectively. The address of FNB’s corporate headquarters is 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212. The telephone number at FNB’s corporate headquarters is (800) 555-5455.

A brief description of FNB’s business segments through which it conducts its business follows:

Community Banking

FNB’s Community Banking segment consists of FNBPA, which offers commercial and consumer banking services. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, business credit, capital markets and lease financing. Consumer banking products and services include deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. Additionally, Bank Capital Services, LLC, a subsidiary of FNBPA, offers commercial loans and leases to customers in need of new or used equipment. As of June 30, 2018, our Community Banking segment operated in Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina.

The goals of Community Banking are to generate high-quality, profitable revenue growth through increased business with our current customers, attract new customer relationships through FNBPA’s current branches and expand into new and existing markets through de novo branch openings and the establishment of loan production offices. We consider Community Banking an important source of revenue opportunity through the cross-selling of products and services offered by our other business segments.

The lending philosophy of Community Banking is to establish high-quality customer relationships, while minimizing credit losses by following strict credit approval standards (which include independent analysis of realizable collateral value), diversifying our loan portfolio by industry, product and borrower, and conducting ongoing review and management of the loan portfolio. Commercial loans are generally made to established businesses within the geographic market areas served by Community Banking.

Wealth Management

FNB’s Wealth Management segment delivers wealth management services to individuals, corporations and retirement funds, as well as existing customers of Community Banking, located primarily within FNB’s geographic markets.

FNB’s Wealth Management operations are conducted through three subsidiaries of FNBPA. First National Trust Company (“FNTC”) provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. As of June 30, 2018, the fair value of trust assets under management was approximately $5.1 billion. FNTC is required to maintain certain minimum capitalization levels in accordance with regulatory requirements. FNTC periodically measures its capital position to ensure all minimum capitalization levels are maintained.

FNB’s Wealth Management segment also includes two other subsidiaries. First National Investment Services Company, LLC (“FNIS”) offers a broad array of investment products and services for customers of Wealth Management through a networking relationship with a third-party licensed brokerage firm. F.N.B. Investment Advisors, Inc. (“FNBIA”), an investment advisor registered with the SEC, offers customers of Wealth Management comprehensive investment programs featuring mutual funds, annuities, stocks and bonds.

Insurance

FNB’s Insurance segment operates principally through First National Insurance Agency, LLC (“FNIA”), a subsidiary of FNB. FNIA is a full-service insurance brokerage `agency offering numerous lines of commercial and personal insurance through major carriers to businesses and individuals primarily within FNB’s geographic markets. The goal of FNIA is to grow revenue through cross-selling to existing clients of Community Banking and to gain new clients through its own channels.

FNB’s Insurance segment also includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company (“Penn-Ohio”). Penn-Ohio underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB’s lending subsidiaries. Additionally, FNBPA owns a direct subsidiary, First National Corporation, which offers title insurance products.

Consumer Finance

FNB’s Consumer Finance segment operates through its subsidiary, Regency, which is involved principally in making personal installment loans to individuals and purchasing installment sales finance contracts from retail merchants. The Consumer Finance segment operates in Pennsylvania, Ohio, Tennessee and Kentucky.

Sale of Consumer Finance Business

As previously disclosed, on June 7, 2018, FNB entered into an agreement to sell 100% of the issued and outstanding capital stock of Regency to Mariner Finance, LLC. This transaction is expected to close on or about August 31, 2018. Upon completion of this transaction, FNB will have three reportable business segments: Community Banking, Wealth Management and Insurance.

THE LIMITED PARTNERSHIP AGREEMENT

FNB Financial Services, LP was formed to issue, administer and repay the Partnership notes, as well as to perform any other actions necessary or appropriate to effectuate the issuance, administration and repayment of such notes. The term of the partnership is perpetual unless earlier dissolved and terminated pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”) or any provision of the limited partnership agreement.

The General Partner’s Powers and Duties

FNB Consumer Services, Inc. (formerly known as Regency Consumer Financial Services, Inc., and herein sometimes referred to as the “General Partner”), a wholly-owned subsidiary of FNB, is the general partner of FNB Financial Services, LP, and as such has all the rights, powers and restrictions which may be possessed by a general partner under Delaware law as are necessary to manage and carry on the business of FNB Financial Services, LP. Those rights and powers include, but are not limited to, the right and power to:

•	issue, administer and repay the Partnership notes;

•	manage the day-to-day operations of FNB Financial Services, LP;

•

incur and pay reasonable expenses with respect to the conduct and operation of the partnership business, including expenses in connection with the registration, administration and repayment of securities, and expenses for accounting, legal, appraisal, investment advice, clerical and other services;

•	perform any reasonable act in furtherance of the partnership business; and

•	render periodic reports to the partners with respect to the operations of the partnership.

The General Partner owes no duties to FNB Financial Services, LP or the other partner, other than as expressly stated in the limited partnership agreement and as required by the implied contractual covenant of good faith and fair dealing. In addition, the General Partner will comply with all the obligations imposed upon it, and will cause FNB Financial Services, LP to comply with all obligations imposed upon FNB Financial Services, LP by the 2005 Indenture. Nothing in the limited partnership agreement gives any person other than the parties thereto, and their successors thereunder and the trustee and the holders of the Partnership notes, which are expressly made third party beneficiaries of the limited partnership agreement, any benefit or any right, remedy or claim; provided, however, that any benefit, right, remedy or claim of the trustee and the holders of the Partnership notes shall be enforceable only as provided by the 2005 Indenture. In no event will the General Partner be liable to pay the principal of, or the interest on, the Partnership notes.

The General Partner’s Compensation, Exculpation and Indemnification

The General Partner is allowed reasonable compensation for services rendered to FNB Financial Services, LP, and is entitled to reimbursement for any reasonable expenses paid by it arising out of the business of FNB Financial Services, LP. No partner is liable to FNB Financial Services, LP or any other partner for any loss, damage or claim incurred by reason of any act or omission performed or omitted to be performed by such person, except that a partner may be held liable for any such loss, damage or claim incurred by reason of such partner’s bad faith violation of the implied contractual covenant of good faith and fair dealing. FNB Financial Services, LP shall, to the fullest extent permitted by law, indemnify any partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such partner is a partner of FNB Financial Services, LP, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such partner in connection with such action, suit or proceeding; however, FNB Financial Services, LP may not indemnify any partner for a bad faith violation of the implied covenant of good faith and fair dealing. Expenses incurred in defending an action, suit or proceeding may be paid by FNB Financial Services, LP in advance of its final disposition, upon receipt of an undertaking by or on behalf of a partner to repay such amount unless it shall ultimately be determined that such partner is entitled to be indemnified by FNB Financial Services, LP.

Distributions to the Partners

Generally, although distributions to the partners are not expected, the General Partner may distribute cash flow, from time to time, to the partners in proportion to the total number of units owned by each partner as compared to the total number of units owned by all of the partners, provided that the General Partner has adequately funded working capital reserves to meet the anticipated future liabilities of FNB Financial Services, LP.

Termination, Liquidation and Winding Up of the Partnership

FNB Financial Services, LP will dissolve upon the earliest of the following events:

•	the unanimous written consent of all partners;

•	the sale, transfer or other disposition of all or substantially all of its assets;

•	the withdrawal of the sole General Partner, unless FNB Financial Services, LP is continued in accordance with the limited partnership agreement;

•	upon entry of a decree of judicial dissolution; or

•	if there are no limited partners of FNB Financial Services, LP, unless its business is continued in accordance with the Act.

Upon the occurrence of any of these events, FNB Financial Services, LP will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and partners, and no partner may take any action that is inconsistent with, or not necessary to or appropriate for, winding up the partnership business and affairs. The General Partner, or if there is no General Partner, the limited partner shall be responsible for overseeing the winding up of FNB Financial Services, LP, shall take full account of FNB Financial Services, LP’s assets and liabilities, and shall apply and distribute the assets in kind or distribute the proceeds therefrom in the following order and priority:

•

first, to the satisfaction (whether by payment or the reasonable provision of payment thereof) of the expenses of liquidation and the expenses, debts and liabilities of FNB Financial Services, LP, excluding any loans or advances that may have been made by any partner to FNB Financial Services, LP;

•	second, to the repayment of any loans or advances that may have been made by any partner to FNB Financial Services, LP; and

•	third, the balance to the partners in proportion to their respective positive capital account balances.

Miscellaneous

The limited partnership agreement is governed by and to be construed in accordance with the laws of the State of Delaware, and is binding upon the parties thereto and their respective heirs, executors, successors, assigns and personal representatives.

The limited partnership agreement may be amended by the General Partner to: (a) reflect the disposition by a limited partner of all or any part of such limited partner’s units; (b) reflect the substitution or addition of a person becoming a limited partner; or (c) cure any ambiguity or correct or supplement any provision therein which may be inconsistent with any other provision therein. All other amendments to the limited partnership agreement shall require the unanimous written consent of the partners.

THE AGENCY AGREEMENT

FNB Financial Services, LP has appointed its affiliate FNBPA as paying agent for the Partnership notes. This appointment was accepted by FNBPA pursuant to the terms and conditions set forth in the Paying Agent Agreement by and among FNB Financial Services, LP, FNB and FNBPA.

As the paying agent, FNBPA is required to: (i) give the trustee notice of any default by FNB Financial Services, LP or FNB in the making of any payment of principal or interest on the Partnership notes; and (ii) at any time during the continuance of any such default, upon the written request of the trustee, promptly pay to the trustee all sums held in trust by the paying agent.

Compensation and Indemnification

FNBPA is generally responsible for the payment of all fees, charges and out-of-pocket expenses incurred by FNBPA in performing duties under the Paying Agent Agreement. FNBPA is not compensated for its services under the Paying Agent Agreement. FNB Financial Services, LP and FNB are required to indemnify FNBPA against any and all losses, claims, damages, liabilities and expenses (or actions in respect thereof) which the FNBPA may sustain or incur or which may be asserted against FNBPA as a result of any inaccuracy in the information furnished to the FNBPA by FNB Financial Services, LP or FNB in connection with performance of FNBPA’s services under the Paying Agent Agreement, or any action taken or omitted by FNBPA in connection with its performance of these services. However, FNBPA is not entitled to indemnification of any loss, claim, damages, liabilities and expenses incurred by reason of FNBPA’s breach of its obligations under the Paying Agent Agreement, willful misfeasance, bad faith or gross negligence in the performance of its duties, or its reckless disregard of its duties and obligations under the Paying Agent Agreement.

FNBPA is required to indemnify and hold harmless FNB Financial Services, LP and FNB against any and all losses, claims, damages and liabilities arising out of FNBPA’s breach of any representation, warranty or covenant contained in the Paying Agent Agreement.

Miscellaneous

FNB Financial Services, LP is required to timely prepare and distribute to the holders of the new notes and the Internal Revenue Service (the “IRS”), IRS Forms 1099 and such other forms and reports as may be required pursuant to applicable law. All information necessary to prepare such forms and reports which is held by FNBPA as paying agent is required to be delivered to FNB Financial Services, LP in a timely fashion so as not to hinder FNB Financial Services, LP in meeting this obligation.

The Paying Agent Agreement will remain in full force and effect until the earlier of (i) such time as the principal of and interest on all new notes outstanding under the new Indenture shall have been paid, and (ii) the effective date of the resignation or removal of the agent in accordance with that agreement.

Under the Paying Agent Agreement, the paying agent may resign from, and may be removed from, the performance of all paying agent duties upon 60 days written notice. No such resignation or removal will take effect until the acceptance of appointment of a successor agent for such duties. Any corporation or association into which the paying agent may be converted or merged, or with which it may be consolidated, or any corporation or association resulting from any such conversion, merger or consolidation to which it is a party, shall be and become the successor agent, invested with all of the rights, powers, trusts, duties and obligations of the paying agent under the Paying Agent Agreement.

FNBPA also serves as paying agent with respect to the FNB notes in accordance with a separate Agency Agreement between FNB and FNBPA containing substantially the same terms as the Paying Agent Agreement described above. The appointment of FNBPA as paying agent with respect to the FNB notes was accepted by FNBPA.

DESCRIPTION OF THE NOTES

General

We will issue the new notes under the 2005 Indenture. The FNB notes are issued under the Indenture dated as of May 15, 1992, by and between FNB and The Bank of New York Mellon Trust Company, N.A. (as successor to Northern Central Bank), as trustee (the “1992 Indenture”, and together with the 2005 Indenture, the “Indentures”). The material terms, provisions and covenants contained in the notes and the two similar Indentures are described below.

The notes are subordinate in right of payment to our senior indebtedness, as described below under “General Provisions Applicable to All Notes-Subordination.” The Indentures do not limit our incurrence of senior indebtedness or any other debt, secured or unsecured, nor do they contain any terms which would afford protection to holders of the notes issued thereunder in the event we undergo a recapitalization, change in control, highly leveraged transaction or restructuring.

The Partnership notes are similar to the FNB notes, except that:

•	the Partnership notes are issued by FNB Financial Services, LP, an indirect wholly-owned subsidiary of FNB, and are fully and unconditionally guaranteed by FNB;

•

FNB Financial Services, LP may redeem each series of the Partnership notes in whole or in part, pro rata, by lot or in any other equitable fashion, while each series of the FNB notes issued prior to Series 2003 are not partially redeemable by FNB, and each series of the Series 2003 FNB notes may be partially redeemed only pro rata.

New term notes are different from FNB notes in that they are available in the additional maturities of 4, 5, 7, 8, 10, 11, 13, 14, 16, 17, 19, 20, 22 and 23 months.

Because FNB is a holding company, its rights and the rights of its creditors, to participate in the distribution of the assets of any of its subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of its subsidiaries’ creditors (including depositors in its bank subsidiary), except to the extent that FNB may itself be a creditor with recognized claims against the subsidiary.

The following information describes the material terms and conditions of the notes. The terms of the notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended as in effect on the dates of the Indentures. The notes are subject to all such terms, and we refer you to the Indentures and the Trust Indenture Act for a statement of those terms.

Term Notes

We are offering new term notes with maturities of 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 27, 30, 36, 48, 60, 84 and 120 months. We will determine the rate of interest payable on such new term notes, which will vary from time to time. The minimum principal amount for which new term notes are offered is $500, and we may from time to time offer new term notes with higher interest rates if higher minimum purchase amounts are met. The rate of interest at the time of purchase will be the rate payable throughout the original term of a term note.

Interest on the term notes will accrue daily. You may elect to have the interest on any term note paid monthly or quarterly by check mailed to you or compounded quarterly at the rate of the term note.

Automatic Renewal of Term Notes

Not later than 15 days before the maturity of a term note, we will send you a renewal notice by first-class mail. The renewal notice will advise you of the term and maturity date of the term note and the interest rate being paid on the term note. The notice will also state that you may elect, at any time prior to the fifth day following the maturity date, to redeem the term note effective as of its maturity, without penalty. The notice will provide a telephone number that you may call to obtain current interest rate information at the time of the term note’s maturity, and will be accompanied by any applicable supplement to this prospectus, or any other prospectus that is then in effect relating to the term notes.

Unless you notify us in writing prior to the fifth day following a term note’s maturity that you elect to have the term note redeemed, the term note will automatically be renewed for an additional term, equal in duration to its original term, at the rate of interest then in effect for term notes of comparable maturity. All of the other terms and conditions applicable to a term note when issued will also apply during each renewal term. As a result of this automatic renewal feature, each term note is in effect a perpetual security that will remain outstanding until either you elect to have the note redeemed or we elect to redeem it. See “Redemption of Term Notes at Option of Holder” immediately below and “General Provisions Applicable to All Notes-Optional Redemption by Us.”

Term notes may automatically renew on short notice, so holders of term notes should not rely on receipt of notice before obtaining a current prospectus and supplement and making a decision on whether to allow such term notes to renew. Failure to provide timely notice of redemption will result in automatic renewal of term notes, and redemption after renewal but prior to the new maturity date will result in an interest rate penalty.

Holders of term notes must provide timely notice of their intent to redeem at maturity, in person or by mail to the offices of FNB Financial Services, LP located in Greenville or Hermitage, Pennsylvania. Holders of term notes may provide notice of intent to redeem at any time prior to maturity, including at the time of the original purchase of a term note.

Redemption of Term Notes at Option of Holder

You may at any time elect to have us redeem a term note, in whole or in part, provided that a partial redemption may not reduce the principal amount of the term note below $500 and that you will be subject to forfeiting some of the interest paid or payable on the term note if you redeem a term note prior to its maturity, as follows:

•

if you elect to have a term note with a maturity of 12 months or less redeemed prior to maturity, you will forfeit three months of interest earned, or that could have been earned, on the amount redeemed;

•

if you elect to have a term note with a maturity of between 13 and 30 months redeemed prior to maturity, you will forfeit six months of interest earned, or that could have been earned, on the amount redeemed; and

•

if you elect to have a term note with a maturity of in excess of 30 months redeemed prior to maturity, you will forfeit 12 months of interest earned, or that could have been earned, on the amount redeemed.

These forfeiture provisions will apply regardless of the length of time that you have owned the term note prior to electing to have it redeemed. If necessary, we will deduct interest already paid to you from the amount redeemed.

Term notes may be redeemed before maturity without forfeiture of interest upon the death of the holder or if the holder is determined to be legally incompetent, as determined by a court with appropriate jurisdiction. We may require you to give us no less than 30 days prior written notice, by first class mail, of an election to redeem a term note prior to its maturity. You must specify in the notice the principal amount of the term note to be redeemed and the redemption date.

Daily Notes

We will issue new daily notes in the minimum original principal amount of $50. Except for FNB daily notes and so-called “5% notes” discussed below, you may increase or decrease the principal amount of a daily note by making additional purchases or partial redemptions. Each partial redemption must be in the minimum amount of $50 and may not reduce the principal amount of the daily note below $50. At your request, we will record on the daily note register any adjustments to the principal amount effected through additional purchases or partial redemptions.

If you redeem a daily note in full, you must surrender the daily note to us and we will then pay you the outstanding principal amount thereof, together with any accrued but unpaid interest. We may require you to give us at least 30 days prior written notice, by first class mail, of your election to have the daily note redeemed. You must specify in the notice the principal amount of the daily note to be redeemed and the redemption date.

We will determine the interest rates payable on the daily notes. The interest rate may increase or decrease on a daily basis. The interest rate, once adjusted, will remain in effect until next adjusted by us. Interest will be accrued daily and compounded quarterly.

One series of FNB daily notes has a guaranteed interest rate of at least 5%, and these “5% notes” are no longer offered, and their holders have long been prohibited from increasing the principal amounts of these notes. Series 2005 daily notes which were exchanged for outstanding 5% notes in the Exchange Offer also have a guaranteed interest rate of at least 5% (“Series 2005 5% notes”), and holders of Series 2005 5% notes also are not able to increase the principal amounts outstanding under these notes.

Special Daily Notes

The special daily notes have terms substantially identical to the terms of the daily notes, with the following exceptions:

•	we may from time to time establish minimum investments that may be made in the special daily notes;

•	at the time of sale of a special daily note, we may establish a minimum principal amount with respect to which a holder may elect to have the special daily note redeemed; and

•	the interest rates payable on special daily notes will generally exceed the interest rates payable on daily notes.

The Guaranty of the Partnership Notes

Pursuant to the Guaranty, FNB irrevocably, absolutely and unconditionally guarantees to the holders of Partnership notes and the trustee: (a) the full and prompt payment of the principal and interest of all of the Partnership notes, and all other amounts owing to the holders of Partnership notes by FNB Financial Services, LP, when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, and (b) the full and prompt performance and observance by FNB Financial Services, LP and the General Partner of the covenants and agreements required to be performed or observed by each of them under the terms of the Partnership notes and the 2005 Indenture. Each holder of a Partnership note and the trustee may sue FNB directly upon such principal, interest and other amounts becoming so due and payable. FNB’s guarantee of the Partnership notes ranks equally with all of FNB’s other subordinated indebtedness. FNB’s guarantee will be subordinated in right of payment to all existing and future “senior indebtedness” of FNB, as defined below.

The guaranteed obligations are absolute and unconditional and will remain in full force and effect until the entire principal, interest and all other sums due to the holders of Partnership notes and the trustee pursuant to the Partnership notes or the 2005 Indenture shall have been fully and finally paid and such guaranteed obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition. In order to hold FNB liable under the Guaranty, any holder of any Partnership note or the trustee is not required to resort first for payment to FNB Financial Services, LP or any other person. All rights of the holders of Partnership notes under those notes, and of the holders of Partnership notes and the trustee under the 2005 Indenture and the Guaranty, will be transferred upon the valid transfer of those Partnership notes on the books of FNB Financial Services, LP.

Each of the rights and remedies granted under the Guaranty to each holder of Partnership notes and the trustee may be exercised by a holder of Partnership notes and the trustee without notice to, the consent of or any other action by, any other holder of Partnership notes or the trustee, subject to the terms of the 2005 Indenture. Each holder of Partnership notes and the trustee may proceed to protect and enforce the Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in the Guaranty or in execution or aid of any power granted in the Guaranty, subject to the terms of the 2005 Indenture; or for the recovery of judgment for the guaranteed obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law, subject to the terms of the 2005 Indenture.

If FNB is required to make any payment to any holder of Partnership notes or the trustee pursuant to the Guaranty, FNB shall, in addition to that payment, pay to that holder or the trustee such further amount as is sufficient to cover the reasonable costs and expenses of collection of the holder or the trustee incurred in connection with the evaluation and enforcement of any rights under the Guaranty.

To the extent of any payments made under the Guaranty, FNB shall be subrogated to the rights of the holders of Partnership notes or the trustee receiving those payments, but FNB agrees that its right of subrogation is subordinate to the rights of any holder of Partnership notes or the trustee for which full payment has not been made or provided for and, to that end, FNB agrees not to claim or enforce its right of subrogation or any right of setoff or any other right which may arise on account of any payment made by FNB in accordance with the Guaranty unless and until all of the Partnership notes and all other sums due or payable under the Guaranty have been fully paid and discharged. The Guaranty is binding upon FNB, the holders of Partnership notes and the trustee, and their respective successors and assigns.

General Provisions Applicable to All Notes

Optional Redemption by Us

Under each Indenture, the daily notes and the special daily notes not otherwise designated as a separate series by year each constitute a separate series, and the term notes of each maturity not otherwise designated as a separate series by year also each constitute a separate series of the notes. We have the right, at our option, to redeem, in full or partially, any or all series of Partnership notes at any time. Each series of FNB notes issued prior to Series 2003 cannot be partially redeemed. Any partial redemption of a series of FNB notes in accordance with their terms must be made ratably on all FNB notes of the particular series being partially redeemed, while any partial redemption of Partnership notes of a particular series may be made ratably or by lot or in any other equitable fashion. Interest on the notes will continue to accrue until the date of redemption and no premium will be paid in connection with a redemption. We will give you at least 30 days prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of a note to be redeemed and the redemption date. Once we notify you of a redemption, the principal amount of the note specified in such notice, together with accrued and unpaid interest to the redemption date, will become due and payable on the redemption date.

Subordination

The indebtedness evidenced by the notes is subordinate to the prior payment when due of the principal of and interest on all of our senior indebtedness. Upon the maturity of any senior indebtedness, payment in full must be made on such senior indebtedness before any payment is made on or in respect of the notes. During the continuance of any default in payment of principal of (or premium, if any) or interest or sinking fund on any senior indebtedness, or any other event of default with respect to senior indebtedness pursuant to which the holders thereof have accelerated the maturity thereof, no direct or indirect payment may be made or agreed to be made by us on or in respect of the notes. Upon any distribution of our assets in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the notes will be subordinated, to the extent and in the manner set forth in each Indenture, to the prior payment in full of all senior indebtedness. The Indentures do not limit our ability to increase the amount of senior indebtedness or to incur any additional indebtedness in the future that may affect our ability to make payments under the notes. Except as described above, our obligation to make payment of principal or interest on the notes will not be affected. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of ours may recover more, ratably, than holders of the notes.

For purposes of the Partnership notes, “senior indebtedness” means indebtedness of FNB Financial Services, LP or FNB outstanding at any time, other than indebtedness of FNB Financial Services, LP or FNB to each other or to a subsidiary for money borrowed or advanced from the other or from any such subsidiary or indebtedness which by its terms is not superior in right of payment to the Partnership notes, provided, however, that for purposes of clarity, the obligations of FNB under the Guaranty with respect to the indebtedness represented by the Partnership notes shall be pari passu with the indebtedness of FNB under the 1992 Indenture. For purposes of the new notes, “indebtedness” means (1) any debt of FNB Financial Services, LP (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (2) any debt of others described in the preceding clause (1) which FNB Financial Services, LP has guaranteed or for which it is otherwise liable; and (3) any amendment, renewal, extension or refunding of any such debt.

Defaults and Remedies

The term “events of default” when used in either Indenture means any one of the following:

•	our failure to pay interest that continues for 30 days, or failure to pay principal of (or premium, if any, on) any of the notes when due (whether or not prohibited by the subordination provisions);

•	our failure to perform any other covenant or breach of any warranty that continues for 60 days after we receive written notice of such failure or breach;

•

the default under any instrument governing indebtedness of us or any subsidiary for money borrowed or guaranteed that constitutes a failure to pay principal in an aggregate principal amount exceeding $1,000,000 or that has resulted in an aggregate principal amount of at least $1,000,000 becoming or being declared due prior to its stated maturity, and which default is not cured within 30 days after we receive written notice thereof, and

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries.

Each Indenture provides that the trustee shall, within 90 days after the occurrence of a default, send to holders of notes notice of all uncured events of default, excluding grace periods, known to it. Except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding notice of default if it in good faith determines that the withholding of such notice is in the interest of the holders.

If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of any series of the notes then outstanding, by notice in writing to us (and to the trustee if given by the holders), may declare the principal of and all accrued interest on all the notes of such series to be due and payable immediately. The holders of a majority in principal amount of such series of notes may rescind such declaration if (1) we have paid or deposited with the trustee a sum sufficient to pay all overdue interest on such series of notes and principal of (and premium, if any, on) any notes which have become due otherwise than by such declaration of acceleration, (2) all existing events of default have been cured or waived and (3) all amounts due and owing to the Trustee under the applicable Indenture have been paid.

Defaults (except, unless cured, a default in payment of principal of or interest on the notes or a default with respect to a provision which cannot be modified under the terms of the applicable Indenture without the consent of each holder affected) may be waived by the holders of a majority in principal amount of a series of notes (with respect to such series) upon the conditions provided in the applicable Indenture.

Each Indenture requires us to file periodic reports with the trustee as to the absence of defaults.

Our directors, officers, employees and shareholders, as such, will not have any liability for any of our obligations under the notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the notes.

Consolidation, Merger, Conveyance, Transfer or Lease

We may not consolidate with, merge into, or transfer or lease substantially all of our assets to, any other corporation unless the successor corporation assumes all of our obligations under the Indentures and the notes and certain other conditions are met. Thereafter, all of our obligations will terminate and the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made will succeed to all of our rights, powers and obligations under the Indentures.

Each Indenture prohibits the issuance, sale, assignment, transfer or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, a subsidiary, or any successors, or mergers or consolidations involving a subsidiary, or sales or transfers of assets substantially as an entirety by any subsidiary. We may, with respect to any subsidiary that is not a principal member bank, (1) dispose of any shares of stock or (2) issue shares of stock or permit a merger, consolidation or sale or lease of assets if the consideration received at least equals the fair value of the shares or assets transferred and either our pro rata interest in the subsidiary is maintained or we own no shares of the subsidiary immediately after the transaction. The Indentures do not prohibit such dispositions if made in compliance with any order of the court or regulatory authority or made as a condition imposed by a court or authority to the acquisition by us of any entity, or if the proceeds are, within 270 days, or such longer period of time as may be necessary to obtain requisite regulatory approvals, to be invested in a subsidiary (including any entity which upon such investment becomes a subsidiary) engaged in a business legally permissible for bank holding companies.

Service Charges

FNB Financial Services, LP may require payment of a service charge along with a sum sufficient to cover any tax or governmental charge payable in connection with any transfer of the new notes. We will charge a fee of $25.00 per hour to research prior transactions relating to the notes, and a fee of $0.25 per page for any copies of documents we furnish in response to a holder’s request.

Modification of the Indentures

We and the trustee may supplement or amend each Indenture under certain specified circumstances, without the consent of any holder, including to cure any ambiguity, to correct or supplement any other provision thereof, to evidence the succession of a successor to us or the trustee, to add to our covenants for the benefit of the holders or provide additional events of default, to secure the notes, or to add any other provisions with respect to matters or questions arising thereunder which we and the trustee deem necessary or desirable and which do not adversely affect the interests of the holders. Otherwise, our rights and obligations and the rights of the holders may be modified by us and the trustee only with the consent of the holders of a majority in principal amount of each series of notes then outstanding.

Paying Agent

FNBPA will act as our paying agent. FNBPA will make all principal and certain interest payments to holders, as our agent.

Notes Nonnegotiable

The notes are nonnegotiable and no rights of ownership may be transferred by mere endorsement and delivery of a note to a purchaser. All transfers and assignments of notes may be made only at the offices of FNB Financial Services, LP set forth in this prospectus, upon presentation of the note and recordation of such transfer or assignment in our books.

Orders Subject to Acceptance

We may reject any order, in whole or in part, for any reason. We anticipate that we would only reject an order if the order was for a large amount of notes relative to our funding requirements. Your order will be irrevocable upon receipt by us. In the event that your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once we accept your order, we will promptly deposit the funds into our account.

Satisfaction and Discharge of Indentures

Each Indenture will be discharged and cancelled upon payment of all securities issued under that Indenture, including the notes, or upon deposit with the trustee, within not more than one year prior to the maturity of all the outstanding securities issued under an Indenture, of funds sufficient for such payment or redemption.

The Trustee

The trustee under each Indenture is The Bank of New York Mellon Trust Company, N.A. Notices to the trustee should be directed to 10161 Centurion Parkway N., Jacksonville, Florida 32256, Attn: Corporate Trust Administration.

The holders of a majority in principal amount of all outstanding series of notes issued under each Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under that Indenture, provided that such direction would not conflict with any rule of law or with such Indenture, would not be prejudicial to the rights of another holder and would not subject the trustee to personal liability. Each Indenture provides that in case an event of default should occur and be known to the trustee (and not be cured), the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the holders unless they shall have offered to the trustee security and indemnity satisfactory to it.

USE OF PROCEEDS

The total principal amount of new notes we expect to issue in this offering is $500 million. We intend to use the proceeds from the sale of new notes for general corporate purposes, including advances to FNB and its subsidiaries to finance their activities and funding mergers and acquisitions. We will receive no proceeds from the renewal of outstanding notes.

PLAN OF DISTRIBUTION

We are offering the new notes through bona fide officers and employees of FNB Financial Services, LP or its affiliates. These officers and employees will not receive any commissions or direct or indirect compensation in connection with the sale of the new notes. FNB and its affiliates reserve the right to purchase new notes on the same terms and conditions as are offered by this prospectus to the general public.

We will market the new notes through the use of newspaper advertisements and signs in the offices of FNB Financial Services, LP and through the provision of copies of this prospectus to customers who inquire about purchasing the new notes. We reserve the right to market any of the new notes through any means which complies with applicable law.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material federal income tax consequences to United States holders associated with the ownership and disposition of the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. We note, in particular, that on December 22, 2017, H.R. 1, commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”) was signed into law making significant changes to the Code. The following changes, among others, may impact the tax consequences of the ownership of the notes for certain holders: (i) a federal corporate tax rate decrease from 35% to 21% for tax years beginning after December 31, 2017; (ii) accrual method taxpayers may be required to accrue income earlier than would be the case under the prior application of the accrual method, (iii) elimination of the corporate alternative minimum tax; and (iv) implementation of a one-time transition tax on the mandatory deemed repatriation of foreign earnings.

This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders which are not United States holders or are subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. This discussion is limited to investors who hold the new notes as capital assets.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER AS A RESULT OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.

As used herein, “United States holder” means a beneficial owner of the notes who or that is, for federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial trust decisions, or, if the trust has elected to continue to be treated as a United States person.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. We cannot assure you that the IRS will agree with our positions concerning the tax consequences of the ownership or disposition of the notes or that any such position would be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

Interest

Interest on the notes generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes. Under recently enacted TCJA, for taxable years beginning on or after January 1, 2018, holders that use an accrual method of accounting for tax purposes may be required to accrue income earlier than would be the case under the previously applicable accrual method rules. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential application of this legislation to their particular situation.

Disposition of the Notes

A United States holder would generally recognize gain or loss on the redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States holder’s adjusted tax basis in the note. Because the Notes are non-transferable, they may only be redeemed or retired by us in accordance with their terms, at the principal amount outstanding plus accrued but unpaid interest. As a United States holder’s adjusted basis in a note generally will be the United States holder’s cost, the amount realized upon a disposition back to us will generally be equal to the adjusted basis, resulting in no gain or loss to the holder.

Backup Withholding

A United States holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. The TCJA reduced the backup withholding rate from 28% to 24% effective January 1, 2018. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States holder will be subject to this backup withholding tax if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	we are notified the holder has furnished an incorrect TIN;

•	such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States holder that it is subject to backup withholding.

United States holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

LEGAL MATTERS

James G. Orie, Chief Legal Officer of FNB, has rendered an opinion regarding the validity of the notes covered by this prospectus.

EXPERTS

The consolidated financial statements of F.N.B. Corporation and subsidiaries appearing in F.N.B. Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of FNB’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

FNB files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at www.sec.gov and at our website at www.fnbcorporation.com.

We have filed a registration statement on Form S-3 to register with the SEC the offer and sale of the notes under this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” certain information in this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference FNB’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018, FNB’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, respectively, filed on May 10, 2018 and August 7, 2018, respectively, and FNB’s Current Reports on Form 8-K filed on or after August 7, 2018 (in each case except to the extent furnished and not filed).

We further incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the date the offering of the notes is terminated. These documents contain important information about us.

Upon written or oral request we will provide, without charge, to each person to whom a prospectus has been delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference). Your requests for copies should be directed to Shareholder Relations, 12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania 15212; (800) 555-5455, ext. 4944. These documents are also available at our website at www.fnbcorporation.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is a reasonably itemized statement of the expenses incurred and estimated to be incurred in connection with the offering of Notes:

Registration fees	$40,000	*
Trustee’s fees	20,000	*
Printing	20,000	*
Legal	20,000	*
Accounting	10,000	*
Miscellaneous	10,000	*

Total:	$120,000	*

*	Estimates

Item 15.	Indemnification of Directors and Officers

The Delaware Code provides that a limited partnership may, and shall have the power to, indemnify any partner or other person from and against all claims and demands whatsoever.

FNB Financial Services’ Limited Partnership Agreement provides that it shall indemnify any partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such partner is a partner of FNB Financial Services, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such partner in connection with such action, suit or proceeding, if such partner acted in good faith and in a manner such partner reasonably believed to be in or not opposed to the best interests of FNB Financial Services and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Limited Partnership Agreement further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the partner did not act in good faith and in a manner which the partner reasonably believed to be in or not opposed to the best interests of FNB Financial Services and, with respect to any criminal action or proceeding, had reasonable cause to believe that such partner’s conduct was unlawful.

Pursuant to its By-laws, the General Partner is required to indemnify any person who was or is an “authorized representative” of the General Partner (which means a director or officer of the General Partner, or a person serving at the request of the General Partner as a director, officer, or trustee, of another General Partner, partnership, joint venture, trust or other enterprise) and who was or is a party” (which includes the giving of testimony or similar involvement) or is threatened to be made a party to any “third party proceeding” (which means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the General Partner) by reason of the fact that such person was or is an authorized representative of the General Partner, against expenses (which includes attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the General Partner and, with respect to any criminal third party proceedings (which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which said person reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

Pursuant to its By-laws, the General Partner is also required to indemnify any person who was or is an authorized representative of the General Partner and who was or is a party or is threatened to be made a party to any “corporate proceeding” (which means any threatened, pending or completed action or suit by or in the right of the General Partner to procure a judgment in its favor or investigative proceeding by the General Partner) by reason of the fact that such person was or is an authorized representative of the General Partner, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the General Partner, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the General Partner unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that an authorized representative of the General Partner has been successful on the merits or otherwise in defense of any third party or corporate proceedings or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

Any indemnification under the provisions of the General Partner’s By-laws summarized above (unless ordered by a court) shall be made by the General Partner only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has either met the applicable standard of conduct or has been successful on the merits or otherwise and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

(1) by the Board of Directors of the General Partner by a majority of a quorum consisting of directors who were not parties to such third party or corporate proceedings; or

(2) if such a quorum is not obtainable, or, even if obtainable, a majority vote of such a quorum so directs, by independent legal counsel in a written opinion; or

(3) by the stockholders of the General Partner.

Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the General Partner in advance of the final disposition of such third party or corporate proceeding upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the General Partner.

The indemnification of authorized representatives, as authorized by the provisions of the General Partner’s By-laws summarized above, shall (1) not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in other capacities, (2) continue as to a person who has ceased to be an authorized representative, and (3) inure to the benefit of the heirs, executors, and administrators of such a person.

The Pennsylvania Business Corporation Law permits corporations to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

With respect to proceedings by or in the right of the corporation, the Pennsylvania Business Corporation Law permits a corporation to indemnify the same persons listed above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, indemnification is not available for any claim, issue or matter as to which the person is adjudged to be liable, unless a court of common pleas where the registered office of the corporation is located or the court in which the action was brought determines that he or she is fairly and reasonably entitled to indemnity.

FNB’s articles of incorporation and bylaws provide that FNB shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of FNB or otherwise) arising out of their service to FNB or to another organization at FNB’s request, or because of their positions with FNB. FNB’s bylaws also state that FNB shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. FNB’s articles of incorporation further provide that FNB may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not FNB would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

FNB maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 16.	Exhibits and Financial Statement Schedules.

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of F.N.B. Corporation, effective as of August 30, 2016 (incorporated by reference to Exhibit 3.1 of FNB’s Current Report on Form 8-K filed on August 30, 2016)

3.2	Bylaws of F.N.B. Corporation, effective as of August 30, 2016 (incorporated by reference to Exhibit 3.2 of FNB’s Current Report on Form 8-K filed on August 30, 2016)

4.3	Certificate of Limited Partnership of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.3 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.4	Agreement of Limited Partnership of FNB Financial Services, LP dated as of December 3, 2004, by and between Regency Consumer Financial Services Inc. and FNB Consumer Financial Services Inc. (incorporated herein by reference to Exhibit 4.4 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.5	Indenture dated as of August 16, 2005, by and among FNB Financial Services, LP, as Issuer, F.N.B. Corporation, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee (previously filed as Exhibit 4.5 to Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 on August 30, 2016)

4.5.1	Supplemental Indenture, dated as of August 30, 2016, by and among FNB Financial Services, LP, F.N.B. Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to J.P. Morgan Trust Company, National Association), as Trustee (previously filed as Exhibit 4.5.1 to Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 on August 30, 2016)

4.6	Form of FNB Financial Services, LP General Partner Certificate pursuant to the New Indenture (incorporated herein by reference to Exhibit 4.6 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.6.1	Form of General Partner Certificate pursuant to Indenture (incorporated herein by reference to Exhibit 4.6.1 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-135339-01)

4.6.2	Form of General Partner Certificate pursuant to Indenture (incorporated herein by reference to Exhibit 4.6.2 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-154802-01)

4.6.3	Form of General Partner Certificate pursuant to Indenture (incorporated by reference to Exhibit 4.6.3 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-170070-01)

4.6.4	Form of General Partner Certificate pursuant to Indenture (incorporated by reference to Exhibit 4.6.4 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-184509-01)

4.6.5	Form of General Partner Certificate pursuant to Indenture (incorporated by reference to Exhibit 4.6.5 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-207190-01)

4.6.6*	Form of General Partner Certificate pursuant to Indenture

4.7	Form of Nonnegotiable Subordinated Term Note, Series 2005, of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.7 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.7.1	Form of Nonnegotiable Subordinated Term Note, Series 2006 (incorporated herein by reference to Exhibit 4.7.1 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-135339-01)

4.7.2	Form of Nonnegotiable Subordinated Term Note, Series 2008 (incorporated herein by reference to Exhibit 4.7.2 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-154802-01)

4.7.3	Form of Nonnegotiable Subordinated Term Note, Series 2010 (incorporated herein by reference to Exhibit 4.7.3 of FNB Financial Services, LP, and FNB’s Registration Statement on Form S-3, File No. 333-170070-01)

4.7.4	Form of Nonnegotiable Subordinated Term Note, Series 2012 (incorporated by reference to Exhibit 4.7.4 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-184509-01)

4.7.5	Form of Nonnegotiable Subordinated Term Note, Series 2015 (incorporated by reference to Exhibit 4.7.5 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-207190-01)

4.7.6*	Form of Nonnegotiable Subordinated Term Note, Series 2018

4.8	Form of Nonnegotiable Subordinated Daily Note, Series 2005, of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.8 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.8.1	Form of Nonnegotiable Subordinated Daily Note, Series 2006 (incorporated herein by reference to Exhibit 4.8.1 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-135339-01)

4.8.2	Form of Nonnegotiable Subordinated Daily Note, Series 2008 (incorporated herein by reference to Exhibit 4.8.2 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-154802-01)

4.8.3	Form of Nonnegotiable Subordinated Daily Note, Series 2010 (incorporated herein by reference to Exhibit 4.8.3 of FNB Financial Services, LP, and FNB’s Registration Statement on Form S-3, File No. 333-170070-01)

4.8.4	Form of Nonnegotiable Subordinated Daily Note, Series 2012 (incorporated by reference to Exhibit 4.8.4 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-184509-01)

4.8.5	Form of Nonnegotiable Subordinated Daily Note, Series 2015 (incorporated by reference to Exhibit 4.8.5 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-207190-01)

4.8.6*	Form of Nonnegotiable Subordinated Daily Note, Series 2018

4.9	Form of Nonnegotiable Subordinated Special Daily Note, Series 2005, of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.9 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.9.1	Form of Nonnegotiable Subordinated Special Daily Note, Series 2006 (incorporated herein by reference to Exhibit 4.9.1 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-135339-01)

4.9.2	Form of Nonnegotiable Subordinated Special Daily Note, Series 2008 (incorporated herein by reference to Exhibit 4.9.2. of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-154802-01)

4.9.3	Form of Nonnegotiable Subordinated Special Daily Note, Series 2010 (incorporated herein by reference to Exhibit 4.9.3 of FNB Financial Services, LP, and FNB’s Registration Statement on Form S-3, File No. 333-170070-01)

4.9.4	Form of Nonnegotiable Subordinated Special Daily Note, Series 2012 (incorporated by reference to Exhibit 4.9.4 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-184509-01)

4.9.5	Form of Nonnegotiable Subordinated Special Daily Note, Series 2015 (incorporated by reference to Exhibit 4.9.5 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-207190-01)

4.9.6*	Form of Nonnegotiable Subordinated Special Daily Note, Series 2018

4.10	Form of FNB Financial Services, LP Letter of Transmittal (incorporated herein by reference to Exhibit 4.10 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.11*	Form of Paying Agent Agreement dated as of August 31, 2018, by and among FNB Financial Services, LP, F.N.B. Corporation, as Guarantor, and First National Bank of Pennsylvania, as Agent

4.12	Form of Guaranty of F.N.B. Corporation dated as of August 2005 (incorporated herein by reference to Exhibit 4.12 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.13	Form of Acceptance of Offer for New Notes (incorporated herein by reference to Exhibit 4.13 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-135339-01)

4.13.1	Form of Acceptance of Offer for Series 2008 Notes (incorporated herein by reference to Exhibit 4.13.1 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-154802-01)

4.13.2	Form of Acceptance of Offer for Series 2010 Notes (incorporated herein by reference to Exhibit 4.13.2 of FNB Financial Services, LP, and FNB’s Registration Statement on Form S-3, File No. 333-170070-01)

4.13.3	Form of Acceptance of Offer for Series 2012 Notes (incorporated by reference to Exhibit 4.13.3 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-184509-01)

4.13.4	Form of Acceptance of Offer for Series 2015 Notes (incorporated by reference to Exhibit 4.13.4 of FNB Financial Services, LP and FNB’s Registration Statement on Form S-3, File No. 333-207190-01)

4.13.5*	Form of Acceptance of Offer for Series 2018 Notes

4.14	Indenture dated as of May 15, 1992, by and between F.N.B. Corporation and Northern Central Bank, as Trustee (previously filed as Exhibit 4.14 to Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 on August 30, 2016)

4.15	First Supplemental Indenture, dated as of January 1, 1994, between F.N.B. Corporation and Northern Central Bank, as Trustee (incorporated by reference to Exhibit 4.4 of FNB’s Registration Statement on Form S-3, File No. 33-61367)

4.16	Second Supplemental Indenture, dated as of October 30, 2003, between F.N.B. Corporation and J.P. Morgan Trust Company, National Association (as successor trustee to Northern Central Bank), as Trustee (incorporated by reference to Exhibit 4.1 of FNB’s Form 8-K filed on October 31, 2003)

4.17	Third Supplemental Indenture, dated as of August 30, 2016, between F.N.B. Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to J.P. Morgan Trust Company, National Association), as Trustee (previously filed as Exhibit 4.17 to Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 on August 30, 2016)

4.18	Form of Amended and Restated Officers’ Certificate setting forth the terms of FNB’s Daily Notes (incorporated by reference to Exhibit 4.6 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.19	Form of Second Officers’ Certificate, dated March 18, 2003, setting forth the terms of FNB’s Term Notes Series 2003 and Special Daily Notes Series 2003 (incorporated by reference to Exhibit 4.7 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.20	Specimen of Subordinated Term Note (incorporated herein by reference to Exhibit 4.1 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.21	Specimen of Subordinated Daily Note (incorporated herein by reference to Exhibit 4.2 of FNB’s Registration Statement on Form S-3, File No. 333-74737)

5.1*	Opinion of James G. Orie re: legality

12*	Statement re: Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of F.N.B. Corporation (incorporated herein by reference to Exhibit 21 of FNB’s Form 10-K for the fiscal year ended December 31, 2017, filed on February 28, 2018)

23.1*	Consent of James G. Orie (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney for FNB Financial Services, LP

24.2*	Power of Attorney for F.N.B. Corporation

25.1*	Form T-1 in the name of The Bank of New York Mellon Trust Company, N.A., with respect to the FNB Financial Services, LP Indenture dated as of August 16, 2005

25.2*	Form T-1 in the name of The Bank of New York Mellon Trust Company, N.A., with respect to the F.N.B Corporation Indenture dated as of May 15, 1992

*	Filed herewith.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(l)(i), (a)(l)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on August 31, 2018.

FNB FINANCIAL SERVICES, LP

By:	FNB Consumer Services, Inc. (formerly known as Regency Consumer Financial Services Inc.), its General Partner

	By:	/s/ Bradon Anderson
Bradon Anderson, President
(principal executive officer)

	By:	/s/ Mark Lozzi
Mark Lozzi, Treasurer
(principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Lozzi Mark Lozzi	Director, Treasurer and Assistant Secretary of the General Partner	August 31, 2018

/s/ Michael Parr Michael Parr	Director of the General Partner	August 31, 2018

/s/ Pamela Jasinski Pamela Jasinski	Director and Secretary of the General Partner	August 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 31, 2018.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	Chairman, President and Chief Executive Officer (principal executive officer)	August 31, 2018

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	August 31, 2018

/s/ James L. Dutey James L. Dutey	Corporate Controller and Senior Vice President (principal accounting officer)	August 31, 2018

* Pamela A. Bena	Director	August 31, 2018

* William B. Campbell	Director	August 31, 2018

* James D. Chiafullo	Director	August 31, 2018

* Mary Jo Dively	Director	August 31, 2018

* Stephen J. Gurgovits	Director	August 31, 2018

* Robert A. Hormell	Director	August 31, 2018

	Signature	Title	Date

	* David J. Malone	Director	August 31, 2018

	* Frank C. Mencini	Director	August 31, 2018

	* David L. Motley	Director	August 31, 2018

	* Heidi A. Nicholas	Director	August 31, 2018

	* John S. Stanik	Director	August 31, 2018

	* William J. Strimbu	Director	August 31, 2018

*By:	/s/ James G. Orie
James G. Orie
Attorney in Fact